SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Exchange Act of 1934 (Amendment No.   )

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Acuity Brands, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PROXY STATEMENT
GENERAL INFORMATION
BENEFICIAL OWNERSHIP OF THE CORPORATION’S SECURITIES
ITEM 1 — ELECTION OF DIRECTORS
MANAGEMENT
EXECUTIVE COMPENSATION
REPORT OF THE COMPENSATION COMMITTEE
REPORT OF THE AUDIT COMMITTEE
RELATIONSHIPS WITH INDEPENDENT PUBLIC ACCOUNTANTS
FEES PAID TO INDEPENDENT PUBLIC ACCOUNTANTS
PERFORMANCE GRAPH
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
ITEM 2 — APPROVAL OF THE AMENDED MANAGEMENT COMPENSATION AND INCENTIVE PLAN
OTHER MATTERS
NEXT ANNUAL MEETING — STOCKHOLDER PROPOSALS
APPENDIX A
EXHIBIT A

ACUITY BRANDS, INC.

1170 Peachtree Street, NE
Suite 2400
Atlanta, Georgia 30309

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held December 19, 2002

       The annual meeting of stockholders of ACUITY BRANDS, INC. (the “Corporation” or “Acuity Brands”) will be held on Thursday, December 19, 2002, at 1:00 p.m. in the Chambers Amphitheatre at the Renaissance Waverly Hotel, 2450 Galleria Parkway, Atlanta, Georgia, for the following purposes:

(1)	to elect three (3) directors whose terms expire at the annual meeting;

(2)	to approve the amended Acuity Brands, Inc. Management Compensation and Incentive Plan, the plan under which annual bonuses are paid; and

(3)	to transact such other business as may properly come before the meeting or any adjournments thereof.

      The Board of Directors has fixed the close of business on October 24, 2002 as the record date for the determination of the stockholders who will be entitled to notice of and to vote at this meeting or any adjournments thereof.

      A list of the stockholders entitled to vote at the meeting may be examined at the Corporation’s executive offices, 1170 Peachtree Street, NE, Suite 2400, Atlanta, Georgia, during the ten-day period preceding the meeting.

By order of the Board of Directors,

HELEN D. HAINES
Vice President and Secretary

November 12, 2002

YOUR VOTE IS IMPORTANT

      IF YOU ARE A STOCKHOLDER OF RECORD, YOU CAN VOTE YOUR SHARES BY THE INTERNET OR BY TELEPHONE BY FOLLOWING THE INSTRUCTIONS ON YOUR PROXY CARD.

      IF YOU WISH TO VOTE BY MAIL, PLEASE DATE, SIGN, AND MAIL THE ENCLOSED PROXY PROMPTLY.

      NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES IN THE ACCOMPANYING ENVELOPE.

ACUITY BRANDS, INC.

1170 Peachtree Street, NE
Suite 2400
Atlanta, Georgia 30309

PROXY STATEMENT

       The following information is furnished in connection with the solicitation of proxies by the Board of Directors of the Corporation for the annual meeting to be held on December 19, 2002. Enclosed with this proxy statement are a proxy for use at the meeting and a copy of the Corporation’s annual report to stockholders, which includes the annual report on Form 10-K filed with the Securities and Exchange Commission, for the fiscal year ended August 31, 2002. This proxy statement and the enclosed proxy are initially being mailed to stockholders on or about November 12, 2002. The costs of solicitation of proxies will be borne by the Corporation.

GENERAL INFORMATION

Proxy

      Stockholders are requested to provide their voting instructions by the Internet, by telephone, or by mail on the enclosed proxy using the accompanying envelope. Stockholders who hold their shares through a bank or broker can vote by the Internet or by telephone if these options are offered by the bank or broker. At any time before the proxy is voted, it may be revoked by written notice to the Secretary of the Corporation. Proxies that are properly delivered, and not revoked, will be voted in accordance with stockholders’ directions. Where no direction is specified, proxies will be voted for the election of the nominees listed below as directors and for approval of the amended Acuity Brands, Inc. Management Compensation and Incentive Plan.

      Stockholders may deliver their proxy using one of the following methods:

      By the Internet. Stockholders of record may give their voting instructions by the Internet as described on the proxy card. Internet voting is also available to stockholders who hold shares in the Shareowner Service Plus Plan, in the Employee Stock Purchase Plan, or in a 401(k) plan sponsored by the Corporation. The Internet voting procedure is designed to verify the voting authority of stockholders. You will be able to vote your shares by the Internet and confirm that your vote has been properly recorded. Please see your proxy card for specific instructions.

      By Telephone. Stockholders of record may give their voting instructions using the toll-free number listed on the proxy card. Telephone voting is also available to stockholders who hold shares in the Shareowner Service Plus Plan, in the Employee Stock Purchase Plan, or in a 401(k) plan sponsored by the Corporation. The telephone voting procedure is designed to verify the voting authority of stockholders. The procedure allows you to vote your shares and to confirm that your instructions have been properly recorded. Please see your proxy card for specific instructions.

      By Mail. Stockholders may sign, date, and mail their proxies in the postage-paid envelope provided. If you sign, date, and mail your proxy card without providing voting instructions on specific items, your proxy will be voted as stated above.

Stock Outstanding and Voting Rights

      As of October 24, 2002, the record date for the annual meeting, there were 41,436,856 shares of common stock outstanding and entitled to vote. The holders of common stock, the only class of voting stock of the Corporation outstanding, are entitled to one vote per share for the election of directors and on the other matters presented.

Voting Procedure

      Votes cast by proxy or in person at the annual meeting will be tabulated by the election inspector appointed for the meeting and will determine whether or not a quorum is present. The election inspector will treat abstentions as shares that are present and entitled to vote but as not voted for purposes of determining the approval of any matter submitted to the stockholders. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will be considered as present but not entitled to vote with respect to that matter.

Explanatory Note Regarding Spin-off Transaction

      The Corporation became an independent public company through a spin-off from National Service Industries, Inc. (“NSI”). On November 7, 2001, the board of directors of NSI approved the spin-off (the “Spin-off”) of its lighting equipment and specialty products businesses into a separate publicly traded company with its own management and board of directors. The Spin-off was effected on November 30, 2001 through a tax-free distribution of 100 percent of the outstanding shares of common stock of the Corporation, which at that time was a wholly-owned subsidiary of NSI owning and operating its lighting equipment and specialty products businesses. In connection with the Spin-off, certain of the executive officers and directors of NSI resigned and joined the Corporation in similar positions. NSI previously distributed an information statement describing the Spin-off.

      Certain information required to be disclosed in a proxy statement generally relates to a company’s prior fiscal years, such as information relating to executive compensation. Because the Corporation was a wholly-owned subsidiary of NSI until November 30, 2001 and certain of the executive officers and directors of the Corporation were previously executive officers and directors of NSI, certain information regarding NSI prior to the Spin-off has been included.

BENEFICIAL OWNERSHIP OF THE CORPORATION’S SECURITIES

      The following table sets forth information concerning beneficial ownership of the Corporation’s common stock, as of October 24, 2002 unless otherwise indicated, by each of the directors and nominees for director, by each of the executive officers named in the Summary Compensation Table on page 10, by all directors and executive officers of the Corporation as a group, and by beneficial owners of more than five percent of the Corporation’s stock.

	Shares of Common	Percent
	Stock Beneficially	Of Shares
Name	Owned(1)(2)(3)	Outstanding(4)

James S. Balloun(5)	1,390,425	3.3%
Leslie M. Baker, Jr.	14,510	*
Peter C. Browning	11,000	*
John L. Clendenin	20,320	*
Earnest W. Deavenport, Jr.	1,119	*
James H. Heagle	97,625	*
Kenneth W. Honeycutt, Jr.	143,770	*
John K. Morgan(6)	129,154	*
Vernon J. Nagel	53,331	*
Julia B. North	1,000	*
Ray M. Robinson	14,510	*
Neil Williams	14,510	*
Fidelity Management & Research Company(7)	4,688,212	11.3%
Sterling Capital Management LLC(8)	2,816,875	6.8%
All directors and executive officers as a group (14 persons)	2,054,781	4.7%

*	Represents less than one percent of the Corporation’s common stock.

(1)	Subject to applicable community property laws and except as otherwise indicated, each beneficial owner has sole voting and investment power with respect to all shares shown.
(2)	Includes shares that may be acquired within 60 days after the ownership date reflected upon exercise of employee and director stock options. Options are included for the following individuals: Mr. Balloun, 1,235,894 shares; Mr. Heagle, 90,557 shares; Mr. Honeycutt, 116,191 shares; Mr. Morgan, 105,657 shares; Mr. Nagel, 53,331 shares; Mr. Clendenin, 17,020 shares; Mr. Browning, 10,000 shares; Messrs. Baker, Robinson and Williams, 13,510 shares; and all current directors and executive officers as a group, 1,826,084 shares.
(3)	Includes performance-based restricted shares, granted under the Corporation’s Long-Term Incentive Plan, which vest in equal installments through January 2005 and to which the executives have sole voting power. Restricted shares are included for the following individuals: Mr. Balloun, 6,750 shares; Mr. Heagle, 1,335 shares; Messrs Honeycutt and Morgan, 1,380 shares each; and all executive officers as a group, 13,080 shares.
(4)	Based on an aggregate of 41,436,856 shares of Acuity Brands common stock issued and outstanding as of October 24, 2002.
(5)	Includes 50,934 shares held in a family limited partnership.
(6)	Includes 72 shares held by Mr. Morgan’s son.
(7)	This information is based on a Form 13G/ A filed as of May 10, 2002 by FMR Corporation, the parent holding company of Fidelity Management & Research Company, 82 Devonshire Street, Boston, Massachusetts 02109.
(8)	This information is based on a Form 13F filed as of August 7, 2002 by Sterling Capital Management LLC, 301 S. College Street, Suite 3200, Charlotte, North Carolina 28202.

ITEM 1 — ELECTION OF DIRECTORS

      The eight (8) members of the board of directors are divided into classes serving staggered three-year terms. Directors for each class are elected at the annual meeting of stockholders for the year in which the term for their class expires. The terms for three (3) directors of the Corporation expire at this annual meeting. The directors elected at this annual meeting will hold office for three-year terms expiring at the 2005 annual meeting or until their successors are elected and qualified.

      To be elected, a nominee must receive a plurality of the votes cast at the meeting. The persons named as proxies in the accompanying proxy, or their substitutes, will vote for the election of the nominees listed hereafter, except to the extent authority to vote for any or all of the nominees is withheld. No nominee for election as a director is proposed to be elected pursuant to any arrangement or understanding between the nominee and any other person or persons. It is believed that all such nominees are available for election. If any of the nominees are unable or unwilling to serve, the persons named as proxies in the accompanying proxy, or their substitutes, shall have full discretion and authority to vote or refrain from voting for any substitute nominees in accordance with their judgment.

Director Nominees for Three-Year Terms Expiring at the 2005 Annual Meeting

      All of the director nominees listed below are currently directors of the Corporation and have served continuously since their election in December 2001, except for Earnest W. Deavenport, Jr., who has served continuously since his election in June 2002. Following is a brief summary of each director nominee’s business experience, other directorships held, and membership on the standing committees of the Board of Directors of the Corporation.

If Elected,
Term Expires
at the Annual
Meeting for the
Fiscal Year
Name and Principal Business Affiliations	Ended

PETER C. BROWNING
Mr. Browning, 61 years old, is the Dean of the McColl Graduate School of Business at Queens University of Charlotte and has served as Non-Executive Chairman of Nucor Corporation since September 2000. He previously served Sonoco Products Company as President and Chief Executive Officer from 1998 to 2000 and President and Chief Operating Officer from 1995 to 1998. He is a director of EnPro Industries, Inc., Lowe’s Companies, Inc., Nucor Corporation, The Phoenix Companies, Inc., Sykes Enterprises, Inc. and Wachovia Corporation. Mr. Browning is a member of the Compensation Committee of the Board.	2005
EARNEST W. DEAVENPORT, JR. Mr. Deavenport, 64 years old, is the retired Chairman and Chief Executive Officer of Eastman Chemical Company, where he served in such positions from 1994 to 2002. He served as President of Eastman Chemical Company and as Group Vice President, Eastman Kodak Company from 1989 to 1994. He is a director of AmSouth Bancorporation, King Pharmaceuticals, Inc. and Theragenics Corporation. Mr. Deavenport is a member of the Audit Committee of the Board.	2005

If Elected,
Term Expires
at the Annual
Meeting for the
Fiscal Year
Name and Principal Business Affiliations	Ended

RAY M. ROBINSON Mr. Robinson, 54 years old, has served as President of the Southern Region of AT&T Corporation since 1996. He served as Vice President — Corporation Relations from 1994 to 1996. Mr. Robinson joined AT&T in 1968 and has held numerous senior management positions in marketing, corporate relations, engineering and regulatory affairs. He is a director of Avnet, Inc. and Citizens Trust Bank. Mr. Robinson is Chairman of the Compensation Committee and a member of the Executive Committee of the Board.	2005

Directors with Terms Expiring at the 2003 and 2004 Annual Meetings

      The directors listed below will continue in office for the remainder of their terms in accordance with the By-laws of the Corporation. All of the directors listed below are currently directors of the Corporation and have served continuously since their election in December 2001, except for Julia B. North, who has served continuously since her election in June 2002.

Term Expires at
the Annual
Meeting for the
Name and Principal Business Affiliations	Fiscal Year Ended

JAMES S. BALLOUN
Mr. Balloun, 64 years old, was elected Chairman of the Board, President, and Chief Executive Officer of the Corporation effective December 1, 2001. Until the Spin-off, Mr. Balloun served NSI as Chairman of the Board and Chief Executive Officer from February 1996 and as President from October 1996. He was previously affiliated with the management consulting firm McKinsey & Company, Inc., which he served as a Director from June 1976 until January 1996. Mr. Balloun is a director of Georgia Pacific Corporation, Radiant Systems, Inc., and Wachovia Corporation. He is Chairman of the Executive Committee of the Board.	2003
LESLIE M. BAKER, JR. Mr. Baker, 60 years old, has served as Chairman of the Board of Wachovia Corporation and Wachovia Bank since April 1998. He has served as President and Chief Executive Officer of Wachovia Corporation since 1994; President and Chief Executive Officer of Wachovia Bank since June 1997 and from 1990 to 1993; and President and Chief Operating Officer of Wachovia Corporation from February 1993 to December 1993. Mr. Baker is a member of the Governance Committee of the Board.	2003

Term Expires at
the Annual
Meeting for the
Name and Principal Business Affiliations	Fiscal Year Ended

JOHN L. CLENDENIN Mr. Clendenin, 68 years old, is Chairman Emeritus of BellSouth Corporation, which he served as Chairman from December 1996 to December 1997 and as Chairman, President and Chief Executive Officer from 1983 until December 1996. He is a director of Coca-Cola Enterprises Inc., Equifax Inc., The Home Depot, Inc., The Kroger Company, and Powerwave Technologies, Inc. Mr. Clendenin is Chairman of the Audit Committee and a member of the Executive Committee of the Board.	2004

JULIA B. NORTH
Ms. North, 55 years old, has served as a telecommunications consultant since July 1999. She served from November 1997 to July 1999 as President and Chief Executive Officer of VSI Enterprises, Inc., a Georgia-based manufacturer of video conferencing systems. She served in various positions at BellSouth Corporation from 1972 through October 1997, most recently as President, Consumer Services. In this role, she presided over BellSouth’s largest business unit. She is a director of MAPICS, Inc., Simtrol, Inc., and Winn-Dixie Stores, Inc. Ms. North is a member of the Audit Committee of the Board.	2003
NEIL WILLIAMS Mr. Williams, 66 years old, became General Counsel and a Global Partner of AMVESCAP PLC in October 1999. AMVESCAP offers investment management and mutual fund services primarily under the principal brand names INVESCO, AIM and Atlantic Trust. He was a partner with the law firm Alston & Bird LLP from 1965 to October 1999 and served as managing partner from 1984 to 1996. He began his career with Alston & Bird in 1961. He is a director of NDC Health Corporation. Mr. Williams is Chairman of the Governance Committee and a member of the Executive Committee of the Board.	2004

Compensation of Directors

      During the fiscal year ended August 31, 2002, each director who was not an employee of the Corporation received an annual director fee of $40,000 and an additional annual fee of $5,000 for serving as chairman of a committee, payable quarterly in each case. Under the Nonemployee Director Deferred Stock Unit Plan, each director is paid one-half of that annual fee, and may elect to receive additional portions of that annual fee and that chairman fee, in deferred stock units under the Plan. Nonemployee directors receive a one-time grant of 1,000 deferred stock units upon their election and an annual grant of 350 deferred stock units. The value and return on deferred stock units is equivalent to the value and return on Acuity Brands stock. The director’s account is generally payable on or after retirement. There is no other retirement plan for directors.

      Pursuant to the Acuity Brands, Inc. Nonemployee Directors’ Stock Option Plan, stock options for the purchase of 1,500 Acuity Brands shares were granted December 3, 2001 and will be granted annually on the day of the Annual Meeting. In addition, each nonemployee director received an 8,500 share discretionary option grant on that date. The exercise price of the grants was $13.80 per share, which was the fair market value on the grant date. The options granted pursuant to the Nonemployee Directors’ Stock Option Plan are exercisable after one year and remain exercisable for a period of ten years from the grant date.

      Directors may participate in the Corporation’s matching gift program. Under this program, the Corporation will match charitable contributions up to a total of $5,000 per individual each fiscal year.

      For information on compensation for Mr. Balloun, who also served as an executive officer during the fiscal year, see “Executive Compensation” below.

Other Information Concerning the Board and its Committees

      The Board of Directors has delegated certain functions to the following standing committees:

      The Executive Committee is authorized to perform all of the powers of the full Board, except the power to amend the By-laws and except as restricted by the Delaware General Corporation Law. The Committee is comprised of James S. Balloun, Chairman, John L. Clendenin, Ray M. Robinson and Neil Williams. It held one meeting during the fiscal year.

      The Audit Committee is responsible for certain matters pertaining to the auditing, internal control, and financial reporting of the Corporation, as set forth in the Committee’s report below and in its charter, which is part of the Acuity Brands, Inc. Statement of Composition and Responsibilities of Committees of the Board of Directors and is included in this proxy statement as Appendix A. The members of the Committee meet the current independence and financial literacy requirements of the New York Stock Exchange. The Committee is comprised of John L. Clendenin, Chairman and, beginning in June 2002, Earnest W. Deavenport, Jr. and Julia B. North. Ray M. Robinson and Peter C. Browning served on the Committee until June 2002. It held four meetings during the fiscal year.

      The Compensation Committee is responsible for certain matters relating to the compensation of the executive officers of the Corporation, as set forth in the Committee’s report below. The Committee is comprised of Ray M. Robinson, Chairman, and Peter C. Browning. It held three meetings during the fiscal year.

      The Governance Committee is responsible for reviewing matters pertaining to the composition, organization and practices of the Board of Directors, including a periodic evaluation of the Board in meeting its corporate governance responsibilities, and for recommending to the full Board a slate of directors for consideration by the stockholders at the annual meeting and candidates to fill any vacancies on the Board. The Committee is comprised of Neil Williams, Chairman, and Leslie M. Baker, Jr. It held three meetings during the fiscal year.

      At each regular quarterly meeting, the Board of Directors meets without management present. Non-management director sessions are led by the Chairman of the Governance Committee.

      During the fiscal year ended August 31, 2002, the Board of Directors met six times and took four actions by unanimous written consent. All directors attended at least 75% of the total meetings held by the Board and their respective committees during the fiscal year.

      The Governance Committee will consider recommendations for director nominees from stockholders made in writing and addressed to the attention of Chairman of the Governance Committee, c/o Helen D. Haines, Vice President and Secretary, Acuity Brands, Inc., 1170 Peachtree Street, NE, Suite 2400, Atlanta, Georgia, 30309. Stockholders making recommendations for director nominees to the Committee should provide the same information required for nominations by stockholders at an annual meeting, as explained below under “Next Annual Meeting — Stockholder Proposals.”

Certain Relationships and Related Party Transactions

      The Corporation has transactions in the ordinary course of business with unaffiliated corporations and institutions, or their subsidiaries, which certain nonemployee directors of the Corporation serve as directors or officers. With respect to those companies having common nonemployee directors with the Corporation, management believes the directors have no direct or indirect material interest in transactions the Corporation engages in with those companies.

      Mr. Baker is an officer of Wachovia Corporation which, through its subsidiaries and affiliates, provides various banking services to the Corporation and certain of its subsidiaries such as credit, cash management and trustee services. Mr. Robinson is an officer of AT&T Corporation, which provides both regulated and non-regulated services to the Corporation. Mr. Williams is an officer of AMVESCAP PLC and its subsidiary, INVESCO, serves as administrator, trustee and record keeper for certain of the Corporation’s defined contribution plans and performs investment management services for certain plan assets. The Corporation considers the amounts involved in such services and transactions not to be material in relation to its business, and believes that such amounts are not material in relation to the business of these organizations or individuals. Management believes that the terms on which business is conducted with these organizations are no less favorable than those available from other organizations.

MANAGEMENT

Executive Officers

      Executive officers are elected annually by the Board of Directors and serve at the discretion of the Board. James S. Balloun serves as a Director and as an executive officer. His business experience is discussed above in “Item 1 — Election of Directors — Directors with Terms Expiring at the 2003 and 2004 Annual Meetings.”

      Other executive officers are:

Name and Principal Business Affiliations

JOHN K. MORGAN
Mr. Morgan, 48 years old, has served as Senior Executive Vice President and Chief Operating Officer of the Corporation since June 2002 and served as Executive Vice President from December 2001 until June 2002. He previously served as President of Holophane from June 2000 until the Spin-off. He also served as Executive Vice President of the Lithonia Lighting Group from 1999 to 2001. Mr. Morgan joined Lithonia Lighting in 1977 and held a variety of senior management positions prior to 1999.
VERNON J. NAGEL
Mr. Nagel, 44 years old, has served as Executive Vice President and Chief Financial Officer of the Corporation since December 2001. Mr. Nagel was a principal with Jepson Associates, Inc., a private investment company, from 1999 until joining the Corporation. He was Executive Vice President, Chief Financial Officer and Treasurer of Kuhlman Corporation, a diversified industrial manufacturing company that produced proprietary products for commercial and industrial applications, from 1993 to 1999. Mr. Nagel is a Certified Public Accountant.
JAMES H. HEAGLE
Mr. Heagle, 58 years old, has served as Executive Vice President of the Corporation and President of Acuity Specialty Products Group, Inc. since November 2001 and as Chief Executive Officer of Acuity Specialty Products Group, Inc. since June 2002. He served as President of NSI Chemicals Group from May 2000 until the Spin-off. He previously served as President and Chief Operating Officer of Calgon Corporation from 1996 until 2000. Prior to Calgon, Mr. Heagle spent 24 years in various management positions with Mobil Chemical.

Name and Principal Business Affiliations

KENNETH W. HONEYCUTT, JR.
Mr. Honeycutt, 51 years old, has served as Executive Vice President of the Corporation and President of Acuity Lighting Group, Inc. since November 2001 and as Chief Executive Officer of Acuity Lighting Group, Inc. since June 2002. He served as President of the Lithonia Lighting business unit of NSI from June 2000 until the Spin-off. Mr. Honeycutt previously served in a variety of positions at Lithonia Lighting since 1972, overseeing a broad range of processes and products.
KENYON W. MURPHY
Mr. Murphy, 45 years old, has served as Senior Vice President and General Counsel of the Corporation since its incorporation. He served as Senior Vice President and General Counsel of NSI from April 2000 until the Spin-off. Previously, he served as Vice President and Associate Counsel of NSI from 1996 until April 2000 and as Secretary of NSI from 1992 until 1998. Mr. Murphy joined NSI in 1985.
JOSEPH G. PARHAM, JR
Mr. Parham, 53 years old, has served as Senior Vice President, Human Resources of the Corporation since December 2001. Previously, Mr. Parham served as Senior Vice President, Human Resources of NSI from May 2000 until the Spin-off. Prior to joining NSI, he was President and Chief Operating Officer of Polaroid Eyeware since 1999 and Senior Vice President of Worldwide Human Resources of Polaroid Corporation since 1994. Mr. Parham is a director of International Multifoods Corporation.

EXECUTIVE COMPENSATION

Summary Compensation Table

      The following table presents the compensation paid by the Corporation for fiscal year 2002 and by NSI and its affiliates for fiscal years 2001 and 2000 to the individual who served as the Corporation’s Chief Executive Officer during the 2002 fiscal year and to the four other most highly compensated executive officers during the 2002 fiscal year (the five officers referred to herein as the “named executive officers”).

					Long-Term
					Compensation

		Annual Compensation			Awards	Payouts

				Other	Securities
				Annual	Underlying		All Other
				Compen-	Options/	LTIP	Compen-
	Fiscal		Bonus	sation	SARs	Payout	sation
Name and Principal Position	Year	Salary($)	($)(1)	($)(2)	(#)(3)	($)(4)	($)(5)

James S. Balloun	2002	850,000	280,500	16,800	400,000	0	5,000
Chairman of the Board, President	2001	850,000	0	4,800	483,556	0	0
and Chief Executive Officer	2000	850,000	0	4,800	365,794	0	0

John K. Morgan	2002	333,750	83,438	9,501	190,000	0	8,345
Sr. Executive Vice President	2001	317,750	0	0	75,306	148,666	12,825
and Chief Operating Officer	2000	283,750	123,425	0	7,023	518,000	22,931

Vernon J. Nagel(6)	2002	282,777	188,407	51,851	160,000	0	4,911
Executive Vice President	2001	N/A	N/A	N/A	N/A	N/A	N/A
and Chief Financial Officer	2000	N/A	N/A	N/A	N/A	N/A	N/A

James H. Heagle(7)	2002	350,000	241,850	81,736	160,000	103,227	9,312
Executive Vice President,	2001	325,000	0	214,782	72,859	63,915	0
Acuity Brands, Inc.; President	2000	100,000	59,940	1,600	11,705	0	0
and Chief Executive Officer, Acuity Specialty Products Group, Inc.

Kenneth W. Honeycutt, Jr.	2002	329,583	82,396	0	160,000	0	8,417
Executive Vice President,	2001	317,750	0	0	75,306	163,170	7,710
Acuity Brands, Inc.; President	2000	283,750	123,425	0	7,023	560,000	21,008
and Chief Executive Officer Acuity Lighting Group, Inc.

(1)	The amount shown for Mr. Nagel includes a one-time signing bonus of $100,000 in 2002.
(2)	The amounts shown for Messrs Balloun and Heagle include an automobile allowance of $400 per month. The amounts shown also include reimbursement of relocation expenses of $51,851 in 2002 for Mr. Nagel and $61,186 in 2002 and $209,982 in 2001 for Mr. Heagle. In addition, the amounts shown for 2002 include payments for financial consulting services in the amount of $12,000 for Mr. Balloun, $9,501 for Mr. Morgan and $15,750 for Mr. Heagle.
(3)	The amounts shown for Mr. Balloun include long-term options for 139,769 shares for fiscal year 2001 and 190,207 shares for fiscal year 2000 granted in exchange for a portion of the respective 2000 and 1999 LTIP award payouts, as discussed in Note 4 below. The options were valued for purposes of the exchange at $7.00 and $6.83, respectively, the approximate Black-Scholes value at the time of the exchange election as determined by an independent compensation consultant. The amounts shown for fiscal year 2001 also include performance-based restricted share awards, as follows: 51,140 shares for Mr. Balloun; 10,456 shares each for Messrs. Honeycutt and Morgan; and 10,116 shares for Mr. Heagle. No stock appreciation rights were granted during this period. In connection with the Spin-off, certain share amounts shown in the table for 2000 and 2001 have been converted using a ratio of 1.170588, which was determined at the time of the distribution.

(4)	Half of each amount was paid in shares of the Corporation’s stock (at a value of $14.00 in 2002, $23.60 in 2001, and $19.9375 in 2000) and the remaining half was paid in cash. The amounts shown for Mr. Balloun for fiscal year 2000 exclude $978,297 for that portion of the payout exchanged for long-term options.
(5)	The amounts shown include 401(k) matching and profit-sharing contributions for Mr. Honeycutt in the amounts of $5,917 for 2002, $7,710 for 2001, and $8,090 for 2000 and for Mr. Morgan in the amounts of $5,845 for 2002, $7,351 for 2001 and $7,098 for 2000. The amounts shown in 2002 also include 401(k) matching contributions of $4,911 for Mr. Nagel and $6,812 for Mr. Heagle. In addition, amounts shown for 2002 include the Corporation’s matching contribution to the Executives Deferred Compensation Plan in the amount of $5,000 for Mr. Balloun and $2,500 for Messrs. Morgan, Heagle, and Honeycutt.
(6)	Mr. Nagel commenced employment with the Corporation effective as of November 15, 2001.
(7)	Mr. Heagle commenced employment with NSI effective as of May 1, 2000.

Option Grants in Last Fiscal Year

      The following table contains information concerning stock options that were granted to the named executive officers during the fiscal year ended August 31, 2002, as disclosed in the Summary Compensation Table above. The Corporation did not award any stock appreciation rights or reprice any stock options during the year.

		Percent of
	Number of	Total
	Securities	Options/SARs
	Underlying	Granted to	Exercise or		Grant Date
	Options/SARs	Employees in	Base Price	Expiration	Present Value
Name	Granted (#)	Fiscal Year	($/Share)	Date(1)	($)(2)

James S. Balloun	400,000	13.54%	13.80	12/02/2011	1,532,904
John K. Morgan	160,000	5.42%	13.80	12/02/2011	613,162
	30,000	1.02%	16.17	06/25/2012	134,700
Vernon J. Nagel	160,000	5.42%	13.80	12/02/2011	613,162
James H. Heagle	160,000	5.42%	13.80	12/02/2011	613,162
Kenneth W. Honeycutt, Jr.	160,000	5.42%	13.80	12/02/2011	613,162

(1)	Options have a ten-year term, subject to earlier termination upon certain events related to termination of employment, and generally vest in three equal annual installments beginning on the first anniversary of the grant date, except for Mr. Nagel’s option grant, which vests monthly over three years. The Compensation Committee has discretion, subject to limitations in the Long-Term Incentive Plan, to modify the terms of outstanding options, except that no modification can adversely alter or impair any rights or obligations without the Optionee’s consent and the Committee does not have the authority to materially modify outstanding options or accept the surrender of outstanding options and grant substitute options or change the exercise price of any outstanding option granted pursuant to the Plan.
(2)	The amounts shown were calculated using a Black-Scholes option pricing model. The estimated values assume a risk-free rate of return of 5.23%, a dividend yield of 4.29%, an option term of ten years, and stock price volatility having a standard deviation of 0.34. The option values were not discounted to reflect the vesting period of the options or to reflect any exercise or lapse of the options prior to the end of the ten-year option period. The actual value, if any, that an executive may realize will depend upon the excess of the stock price over the exercise price on the date the option is exercised, so that there is no assurance the value realized by an executive will be at or near the value estimated by the Black-Scholes model.

Aggregated Option Exercises and Fiscal Year-End Option Values

      As shown in the table below, none of the named executive officers exercised stock options during the fiscal year ended August 31, 2002. The table summarizes the aggregate number of exercisable and unexercisable options held by each named executive officer, along with its corresponding in-the-money value.

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-The-Money Options/
	Shares		Options/SARs at FY-End		SARs at FY-End ($)
	Acquired on	Value
Name	Exercise (#)	Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable

James S. Balloun	0	0	1,000,133	736,545	0	80,000
John K. Morgan	0	0	36,694	243,321	0	32,000
Vernon J. Nagel	0	0	35,554	124,446	7,111	24,889
James H. Heagle	0	0	21,537	212,911	0	32,000
Kenneth W. Honeycutt, Jr.	0	0	48,838	213,467	0	32,000

Disclosure with Respect to Equity Compensation Plans

      The following table gives information as of August 31, 2002 about equity awards under the Corporation’s Long-Term Incentive Plan, the Nonemployee Director Stock Option Plan and the Employee Stock Purchase Plan.

Number of
Securities
	Number of		Remaining Available
	Securities to		for Future Issuance
	be Issued Upon	Weighted-Average	Under Equity
	Exercise of	Exercise Price	Compensation Plans
	Outstanding	of Outstanding	(Excluding those
	Options,	Options, Warrants	Currently
Plan Category	Warrants and Rights	and Rights	Outstanding)

Equity compensation plans approved by the security holders(1)	7,081,298 (2)	$19.15	2,460,794 (3)
Equity compensation plans not approved by the security holders	N/ A	N/A	N/A

Total	7,081,298		2,460,794

(1)	Such plans were approved by NSI as sole stockholder of the Corporation prior to the Spin-off.
(2)	Includes 6,961,098 shares under the Long-Term Incentive Plan and 120,200 shares under the Nonemployee Director Stock Option Plan.
(3)	Includes 1,397,305 shares available for purchase under the Employee Stock Purchase Plan, 883,689 shares available for grant under the Long-Term Incentive Plan, and 179,800 shares available for grant under the Nonemployee Director Stock Option Plan. Does not include (a) 183,560 shares awarded as performance-based restricted shares that have not reached their performance price targets and are subject to forfeiture if those targets are not achieved before October 2005 or (b) 34,620 shares awarded as performance-based restricted shares that have reached their performance price targets as provided in the award agreements but have not vested and are subject to forfeiture under varying circumstances at termination or retirement.

Employment Contracts, Severance Arrangements, and Other Agreements

      In connection with the Spin-off, the Corporation assumed NSI’s February 1, 1996 employment agreement with Mr. Balloun and a related amendment to the Supplemental Retirement Plan for Executives (“SERP”). Pursuant to the terms of the SERP amendment, Mr. Balloun will be credited with two years of service under the SERP for each year of actual credited service and was vested in his SERP benefit after completing five years of employment.

      Mr. Balloun’s employment agreement provides for a lump sum severance payment of $1.5 million in the event his employment is terminated. This provision does not apply in the event of voluntary termination, termination upon death or disability, or termination for cause (as each such term is defined in the agreement). In the event of termination in connection with a Change in Control (as defined below), Mr. Balloun would be entitled to benefits under his Severance Protection Agreement (described below), and he would receive the greater of the benefits under the Severance Protection Agreement or the severance benefits set forth in his employment agreement.

      The employment agreements for Messrs. Nagel and Heagle provide for severance payments in an amount equal to the executive’s then current base salary, payable for a period of 12 months in semi-monthly installments, in the event the executive’s employment is terminated by the Corporation, other than voluntary termination or termination for cause (as such term is defined in the agreement), subject to the execution of a release and severance agreement in a form acceptable to both the executive and the Corporation. In the event of a termination in connection with a Change in Control, the executive would be entitled to the greater of the benefits under his Severance Protection Agreement (described below) or the severance benefits provided in his employment agreement. Mr. Heagle’s May 1, 2000 employment agreement was originally executed by NSI and was assumed by the Corporation at the time of the Spin-off.

      The Corporation has Severance Protection Agreements (the “Severance Agreements”) with each of the named executive officers. The Board intends for the Severance Agreements to provide the named executive officers some measure of security against the possibility of employment loss that may result following a Change in Control in order that they may devote their energies to meeting the business objectives and needs of the Corporation and its stockholders.

      The Severance Agreements are effective for a term of two years ending on November 30, 2003, which is automatically extended for one year at the end of each year unless terminated by either party. However, the term of the Severance Agreements will not expire during a “Threatened Change in Control Period” (as defined in the Severance Agreements) or prior to the expiration of 24 months following a “Change in Control” (as described below). If the employment of the named executive officer is terminated within 24 months following a Change in Control or in certain other instances in connection with a Change in Control (1) by the Corporation other than for “Cause” or “Disability” or (2) by the officer for “Good Reason” (as each term is defined in the Severance Agreements), the officer will be entitled to receive (a) a pro rata bonus for the year of termination, (b) a lump sum cash payment equal to two times the sum of his base salary and bonus (in each case at least equal to his base salary and bonus prior to a Change in Control), subject to certain adjustments, (c) continuation of life insurance, disability, medical, dental, and hospitalization benefits for a period of up to 24 months, and (d) a lump sum cash payment reflecting certain retirement benefits he would have been entitled to receive had he remained employed by the Corporation for an additional two years and a reduced requirement for early retirement benefits. Additionally, all restrictions on any outstanding incentive awards will lapse and become fully vested, all outstanding stock options will become fully vested and immediately exercisable, and the Corporation will be required to purchase for cash, on demand, at the then per-share fair market value, any shares of unrestricted stock and shares purchased upon exercise of options.

      The Severance Agreements provide that the Corporation shall make an additional “gross-up payment” to each officer to offset fully the effect of any excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), on any payment made to him arising out of or in connection with his employment. In addition, the Corporation will pay all legal fees and related expenses incurred by the officer arising out of his employment or termination of employment if, in general, the circumstances for which he has retained legal counsel occurred on or after a Change in Control.

      Assuming a Change in Control had occurred on October 1, 2002 and their employment had terminated on that date, the approximate cash payments that would have been made under the Severance Agreements (not including the gross-up payments) would have been $2,732,531, $1,326,941, $1,136,194, $1,591,576, and $1,248,865 for Messrs. Balloun, Morgan, Nagel, Heagle, and Honeycutt, respectively. The amount of the gross-up payment, if any, to be paid may be substantial and will depend upon numerous factors, including the price per share of common stock of the Corporation and the extent, if any, that payments or benefits made to the officers constitute “excess parachute payments” within the meaning of Section 280G of the Code.

      A “Change in Control” includes (1) the acquisition (other than from the Corporation) by any “person” (as that term is used for purposes of Sections 13(d) or 14(d) of the Exchange Act) other than a trustee of an employee benefit plan maintained by the Corporation or certain related entities of beneficial ownership of 20% or more of the combined voting power of the Corporation’s then outstanding voting securities, (2) a change in more than one-third of the members of the Board who were either members as of December 1, 2001 or were nominated or elected by a vote of two-thirds of those members or members so approved, or (3) a merger or consolidation involving the Corporation if the stockholders of the Corporation immediately before such merger or consolidation do not, as a result of such merger or consolidation, own, directly or indirectly, more than seventy percent (70%) of the combined voting power of the then outstanding voting securities of the Corporation resulting from such merger or consolidation in substantially the same proportion as their ownership of the combined voting power of the voting securities of the Corporation outstanding immediately before such merger or consolidation, or (4) a complete liquidation or dissolution of the Corporation or an agreement for the sale or other disposition of all or substantially all of the assets of the Corporation.

      Letter agreements issued to Messrs. Balloun, Morgan, Nagel, Heagle, and Honeycutt in conjunction with the Severance Agreements provide that in the event of a Change in Control, each such officer shall receive an annual cash bonus for that fiscal year at least equal to the annual cash bonus paid to him in the prior fiscal year, if he remains in the employ of the Corporation for the full fiscal year. Each letter agreement has an initial term of 48 months and is subject to an automatic one-year extension after each year unless terminated by the Corporation, but in no event will the term expire following a Change in Control until the Corporation’s obligations as set forth therein have been satisfied.

Pension and Supplemental Retirement Benefits

      The combined benefit under the Corporation’s qualified defined benefit retirement plan (“Pension Plan”) and nonqualified supplemental retirement plan for executives (“SERP”), as amended, is 45% of average base salary and bonus (using the highest three consecutive years of remuneration out of the ten years preceding the individual’s retirement), less 50% of the individual’s primary social security benefit, and less the actuarial equivalent of the participant’s account in the 401(k) plan for corporate employees, assuming an annual contribution of 4% of the individual’s annual compensation over $15,000 (subject to applicable limitations on eligible compensation), any applicable matching contribution, and earnings on those amounts at 8% per annum.

      The following table shows the estimated aggregate annual benefits payable to a covered participant at normal retirement age under the Pension Plan and SERP, without the reduction under the SERP for the actuarial equivalent of 401(k) plan benefits (approximately $9,982 for Mr. Balloun and $16,690 for Mr. Heagle):

	Years of Service

Remuneration	15	20	25	30	35

$ 300,000	$93,800	$125,000	$125,000	$125,000	$125,000
400,000	127,500	170,000	170,000	170,000	170,000
500,000	161,300	215,000	215,000	215,000	215,000
600,000	195,000	260,000	260,000	260,000	260,000
700,000	228,800	305,000	305,000	305,000	305,000
800,000	262,500	350,000	350,000	350,000	350,000
900,000	296,300	395,000	395,000	395,000	395,000
1,000,000	330,000	440,000	440,000	440,000	440,000
1,200,000	397,500	530,000	530,000	530,000	530,000
1,400,000	465,000	620,000	620,000	620,000	620,000
1,600,000	532,500	710,000	710,000	710,000	710,000
1,800,000	600,000	800,000	800,000	800,000	800,000
2,000,000	667,500	890,000	890,000	890,000	890,000
2,200,000	735,000	980,000	980,000	980,000	980,000

      The remuneration specified in the table above consists of salary and annual incentive bonus. Benefits shown above are based on payment of a single life annuity with 10 years certain. Equivalent payment options are offered.

      The salary and annual bonus currently covered by the Pension Plan and the SERP for each of the eligible named executive officers substantially correspond to the amounts disclosed in the Summary Compensation Table. The years of credited service for each of the following named executive officers as of August 31, 2002 were: Mr. Balloun, 6 years (12 years under the SERP); Mr. Nagel, 0 years; and Mr. Heagle, 2 years. Messrs. Morgan and Honeycutt are not currently participants in any pension or supplemental retirement plans of the Corporation.

      Effective December 31, 2002, accrual of additional benefits under the Corporation’s pension plan that includes certain executive officers will be frozen. Effective January 1, 2003, the Corporation will implement a simplified SERP that will provide an annual benefit equal to 16% of average base salary and bonus (using the highest three consecutive years of remuneration out of the ten years preceding the individual’s retirement), without the Social Security and 401(k) offsets under the current SERP. Benefits will be payable for a 15-year period following Retirement (as defined in the plan). All current executive officers, other than Mr. Balloun, will be eligible for the simplified SERP and will be required to waive their benefits, if any, under the currently existing SERP. Mr. Balloun will continue to be covered under the currently existing SERP.

REPORT OF THE COMPENSATION COMMITTEE

      The Compensation Committee of the Board of Directors is composed entirely of nonemployee directors. The Committee is responsible for: recommending the salary payable to the Chief Executive Officer, subject to approval by the full Board; for setting the salary payable to each of the other executive officers of the Corporation; and for administering the Management Compensation and Incentive Plan (the “Incentive Plan”), subject to ratification of certain matters thereunder by the full Board. The Committee has authority to grant awards under the Long-Term Incentive Plan (the “Long-Term Plan”). The Committee reviews and makes recommendations to the Board with respect to any proposed awards to executive officers under any other compensation plan, benefit plan, or perquisite.

      The Committee believes that the Corporation’s compensation policy should provide a linkage between the level of an executive’s compensation, particularly long-term compensation, and performance achieved for stockholders. Recent market conditions and highly-publicized governance issues have created a difficult environment in which the share price and the value of stock-based awards have not adequately reflected management’s achievements, both prior to and following the Spin-off. This environment further intensifies the competition for qualified executives, and the Corporation must meet the compensation levels required to attract and retain outstanding leadership, both to motivate and to reward actions that result in share price appreciation. The Committee considers each of these factors in carrying out its responsibilities.

      Following is a discussion of the compensation policies for the Corporation’s executive officers, the executive officers’ compensation program for the last fiscal year, and the Chief Executive Officer’s compensation for the last fiscal year.

Compensation Policies for Executive Officers

      For the 2002 fiscal year, the principal compensation components for executive officers were base salary, bonus awards under the Incentive Plan, stock options granted under the Long-Term Plan, and aspiration awards (described below) previously granted and payable under the Long-Term Plan. Annual and long-term incentive awards are generally granted on an annual basis. Salary adjustments are made annually as merited or on promotion to a position of increased responsibilities.

      The Committee reviews the compensation of each executive officer, considering recommendations and competitive compensation information provided by an independent compensation consultant and the Chief Executive Officer’s performance review and recommendation for each other executive officer. Total direct compensation is targeted at between the 50th and 75th percentiles, with an emphasis on annual and long-term incentives. The competitive compensation information utilized by the Committee is for positions of comparable responsibilities with comparably-sized peer companies, which are representative of the companies with whom the Corporation competes for executive talent. These companies are not necessarily the same as those included in the peer index in the performance graph in this proxy statement.

      As one of the factors in compensation matters, the Committee considers the anticipated tax treatment to the Corporation and to the executives of various payments and benefits. Based on compensation arrangements currently in place, the Committee does not reasonably anticipate that any executive officer’s compensation for fiscal 2002 or 2003 will be subject to the $1 million deductibility limitation of Section 162(m) of the Internal Revenue Code. The Committee expects to retain the deductibility of compensation pursuant to Section 162(m), but reserves the right to provide non-deductible compensation if it determines that such action is in the best interests of the Corporation and its stockholders.

Executive Officers’ 2002 Compensation

      The salary for fiscal 2002 of each executive officer (other than the Chief Executive Officer, discussed below) was based on competitive compensation data at the 50th percentile level and also considered the executive’s performance, experience, abilities, and expected future contribution.

      Bonuses for fiscal 2002 under the Incentive Plan were designed to provide competitive total cash compensation at between the 50th and 75th percentiles, subject to achievement of the Corporation’s target performance objectives and the officer’s achievement of individual objectives. A target bonus amount, ranging from 45% to 50% of gross salary, was determined for each executive officer, based 25% on achievement of personal performance goals (PPG’s) and 75% on (1) the per-share earnings objective for the Corporation for headquarters-based executive officers or (2) business unit profit before tax (PBT) for executive officers serving as business unit presidents. The bonus amount increased or decreased in relationship to the financial performance measures and for financial performance below a specified threshold level, only the bonus payable based on achievement of PPG’s could be earned. The percentages and performance measures were established by the Committee and ratified by the Board of Directors early in the fiscal year.

      For fiscal 2002, the Corporation’s earnings per share of $1.26 was above the threshold level specified for the payment of financial performance bonuses to headquarters-based executive officers of the Corporation under the 2002 Plan Rules approved by the Committee. The Committee assessed PPG performance for those executive officers and applied its discretion to reduce bonuses, resulting in payments of 20.25% to 24.75% of salary.

      The PBT of the business units of the lighting segment did not meet the threshold requirements for a financial performance bonus payment to executive officers serving as business unit presidents for that segment. The Committee approved a discretionary bonus payment, outside of the Incentive Plan, for those executive officers based on the cash flow and debt reduction that were achieved in a difficult economic environment and that allowed the Corporation to meet its debt covenants. Coupled with the Committee’s assessment of PPG performance for those executive officers, the bonus payments for Messrs. Morgan and Honeycutt were 25% of salary.

      The PBT of Acuity Specialty Products was not only above the threshold for payment of a financial performance bonus, but also above target. In combination with the Committee’s assessment of PPG performance, this resulted in a bonus payment to Mr. Heagle of 69.1% of salary.

      The compensation of executive officers for fiscal 2002 was further linked with the Corporation’s performance and to the increase in stockholder value through awards of stock options granted under the Long-Term Plan. Options provide compensation opportunities directly related to, and contingent upon, the long-term performance of the Corporation and to the increase in market value of its shares. Long-term awards granted to executive officers in fiscal 2002 were based on competitive grants at between the 50th and 75th percentile levels.

      Aspiration awards, granted in September 1999 by NSI and maturing in August 2002, were long-term awards designed to more clearly and quantifiably relate reward opportunities with achievement of specific performance goals over a three-year cycle. The performance measure was economic profit (adjusted after-tax profit minus a charge for capital). The level of aspiration awards payable at the conclusion of the cycle was expected to correlate with increases in stock price over time. For the three-year performance cycle ended August 31, 2002, Mr. Heagle earned an aggregate aspiration award of 39.5% of target level, reflecting the increased level of economic profit achieved by Acuity Specialty Products over the three-year cycle. The award was paid half in shares of Acuity Brands stock and half in cash. The Corporation and the business units reporting to Messrs. Morgan and Honeycutt did not achieve threshold level economic profit and, therefore, no aspiration awards were payable to the remaining executive officers.

      In connection with the Spin-off, consistent with the treatment accorded other stockholders, executive officers received a share of Acuity Brands restricted stock for each share held of NSI restricted stock that had reached a vesting start date. One-fourth of the resulting Acuity Brands restricted shares vested in January 2002.

Chief Executive Officer’s 2002 Compensation

      For the 2002 fiscal year, Mr. Balloun received base salary, an incentive bonus opportunity, and stock options under the Long-Term Plan. His total compensation was based on competitive and merit factors. The Committee was advised by its independent compensation consultant that the aggregate of Mr. Balloun’s 2002 base salary, 2002 bonus opportunity at target, and 2002 long-term incentive award value at target was between the 50th and 75th percentile levels.

      Mr. Balloun received a fiscal 2002 bonus of 33% of his salary, after applying the Committee’s discretion to reduce bonuses, based on the Corporation’s achievement of earnings per share of $1.26 under the Plan rules approved by the Committee at the beginning of the fiscal year and on the Committee’s assessment of Mr. Balloun’s PPG performance.

      At the time of the Spin-off, the aspiration award granted to Mr. Balloun by NSI for the three-year performance cycle ended August 2002 was cancelled.

      In connection with the Spin-off, consistent with the treatment accorded other stockholders, Mr. Balloun received a share of Acuity Brands restricted stock for each share held of NSI restricted stock that had reached a vesting start date. One-fourth of the resulting Acuity Brands restricted shares vested in January 2002.

      Much of Mr. Balloun’s compensation opportunity for fiscal 2002 was provided through performance-based bonus, stock options, and restricted shares and was therefore linked directly to performance on behalf of stockholders and to appreciation in the market price of the Corporation’s stock.

COMPENSATION COMMITTEE

Ray M. Robinson, Chairman
Peter C. Browning

Compensation Committee Interlocks and Insider Participation

      The directors serving on the Compensation Committee of the Board of Directors during the fiscal year ended August 31, 2002 were Ray M. Robinson, Chairman, and Peter C. Browning. Neither of these individuals are or have ever been officers or employees of the Corporation. During the 2002 fiscal year, no executive officer of the Corporation served as a director of any corporation which any of these individuals served as an executive officer, and there were no other compensation committee interlocks with the companies with which these individuals or the Corporation’s other directors are affiliated.

REPORT OF THE AUDIT COMMITTEE

      The Audit Committee and the Board of Directors have adopted a charter to set forth the Committee’s responsibilities. A copy of the current charter, which is part of the Acuity Brands, Inc. Statement of Composition and Responsibilities of Committees of the Board of Directors, is included as Appendix A to this proxy statement. The charter will be amended as necessary to comply with new regulatory requirements.

      At a meeting held on April 29, 2002, the Audit Committee of the Board of Directors of the Corporation voted to dismiss Arthur Andersen LLP (AA) as its independent auditor effective April 30, 2002 and approved the engagement of Ernst & Young LLP (E&Y) as its independent auditor for the fiscal year ending August 31, 2002.

      The reports of AA on the Corporation’s financial statements for the past two fiscal years did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles. During the fiscal years ended August 31, 2001 and 2000, and in the subsequent interim period, there were no disagreements with AA on any matter of accounting principles or practices, financial statement disclosure, or auditing scope and procedures which, if not resolved to the satisfaction of AA, would have caused AA to make reference to the matter in their report. There were no reportable events, as such term is used in Item 304(a)(1)(v) of Regulation S-K, during the fiscal years ended August 31, 2001 and 2000, and the subsequent interim period.

      During the fiscal years ended August 31, 2001 and 2000, and the subsequent interim period, the Corporation did not consult E&Y with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Corporation’s consolidated financials statements, or any other matters or reportable events as set forth in Items 304(a)(2)(i) and (ii) of Regulation S-K.

      As required by the charter, the Audit Committee reviewed the Corporation’s audited financial statements and met with management, as well as with E&Y, to discuss the financial statements and to review their knowledge of any significant deficiencies in the design or operation of internal controls and any fraud, whether or not material, that involved management or other employees who had a significant role in the Corporation’s internal controls.

      The Audit Committee received from E&Y the required disclosures regarding their independence and the report regarding the results of their audit. In connection with its review of the financial statements and the auditors’ disclosures and report, the members of the Audit Committee discussed with a representative of E&Y their independence, as well as the following:

•	the auditors’ responsibilities in accordance with generally accepted accounting standards;
•	the initial selection of, and whether there were any changes in, significant accounting policies or their application;
•	management’s judgments and accounting estimates;
•	whether there were any significant audit adjustments;
•	whether there were any disagreements with management;
•	whether there was any consultation with other accountants;
•	whether there were any major issues discussed with management prior to the auditors’ retention;
•	whether the auditors encountered any difficulties in performing the audit; and
•	the auditor’s judgments about the quality of the Corporation’s accounting policies.

      Based on its discussions with management and the Corporation’s independent auditor, the Audit Committee did not become aware of any material misstatements or omissions in the financial statements. Accordingly, the Audit Committee recommended to the Board of Directors that the financial statements be included in the Annual Report on Form 10-K for the fiscal year ended August 31, 2002 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

John L. Clendenin, Chairman
Earnest W. Deavenport, Jr.
Julia B. North

RELATIONSHIPS WITH INDEPENDENT PUBLIC ACCOUNTANTS

      The firm of Arthur Andersen LLP served as independent public accountants to the Corporation until their replacement by Ernst & Young LLP in April 2002. Ernst & Young LLP will serve in that capacity for the 2003 fiscal year unless the Audit Committee deems it advisable to make a substitution. One or more representatives of Ernst & Young LLP are expected to be present at the annual meeting and will be afforded the opportunity to make a statement if they so desire and to respond to appropriate stockholder questions.

FEES PAID TO INDEPENDENT PUBLIC ACCOUNTANTS

      The rules of the SEC require disclosure of the fees billed by the Corporation’s independent public accountants for services. The following table sets forth the aggregate fees billed during the fiscal year ended August 31, 2002:

	Arthur Andersen LLP	Ernst & Young LLP

Fees Paid to:
Audit Fees	$289,741	$397,145
Financial Information Systems Design & Implementation Fees	0	0
All Other Fees — Tax and Benefit Plan Audit Services	77,981	1,523,578

Total	$367,722	$1,920,723

      The audit fees reflected above include non-recurring fees associated with the transition from Arthur Andersen LLP to Ernst & Young LLP. The tax fees reflected above also include non-recurring fees associated with the Spin-off.

      The Audit Committee considered the provision of non-audit services by the independent public accountants and determined that provision of those services was compatible with maintaining auditor independence.

PERFORMANCE GRAPH

      The following graph compares, for the period from December 3, 2001 (the date the Corporation’s stock first traded other than on a when-issued basis) to August 31, 2002, the percentage change in cumulative total stockholders’ return on the Corporation’s common stock with (a) the S&P 600 Smallcap Index and (b) the Russell 2000 Index. The graph assumes an initial investment of $100 at the closing price on December 3, 2001 and assumes all dividends were reinvested. The Corporation has presented the Russell 2000 Index in lieu of an industry index or peer group, because the Corporation believes there is no published index or peer group that adequately compares to the Corporation’s business segments.

	Nov-01	Dec-01	Jan-02	Feb-02	Mar-02	Apr-02	May-02	Jun-02	Jul-02	Aug-02

Acuity Brands	$100.00	$87.68	$94.57	$104.18	$121.16	$135.97	$124.88	$134.49	$97.17	$104.52
S&P 600	$100.00	$107.52	$108.46	$106.59	$115.01	$118.26	$113.37	$107.50	$92.32	$93.20
Russell 2000	$100.00	$107.05	$105.95	$103.04	$111.33	$112.35	$107.36	$102.03	$86.62	$86.39

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation’s directors and officers, as well as any persons who beneficially own more than 10% of the Corporation’s common stock, to file reports of ownership and changes in ownership of the Corporation’s stock with the Securities and Exchange Commission, the New York Stock Exchange, and the Corporation. Based on a review of the forms received by the Corporation during or with respect to the fiscal year ended August 31, 2002, and written representations from certain reporting persons that no Form 5 reports were required for those persons, the Corporation believes that all required Section 16(a) filings were made on a timely basis, except that, due to oversight, the initial Form 3 reports covering Messrs. Baker, Browning, Clendenin, Robinson and Williams, required in December 2001 upon their election as directors of the Corporation following the Spin-off, were late filed.

ITEM 2 — APPROVAL OF THE AMENDED MANAGEMENT

COMPENSATION AND INCENTIVE PLAN

      The Acuity Brands, Inc. Management Compensation and Incentive Plan (the “Incentive Plan”) was originally adopted by the Board of Directors of Acuity Brands, Inc. prior to the Spin-off and was approved by NSI, the sole stockholder. The Incentive Plan was amended by the Compensation Committee on October 2, 2002, to provide additional performance measures. Approval of the Incentive Plan by current stockholders is sought in order to qualify the Incentive Plan under Section 162(m) of the Internal Revenue Code and to thereby allow the Corporation to deduct for federal income tax purposes all compensation paid under the Incentive Plan to named executive officers (generally, the executive officers who would be listed for a fiscal year in the summary compensation table appearing on page 10 hereof).

      This summary of certain features of the Incentive Plan is qualified in its entirety by reference to the full text of the Incentive Plan, which is set forth in Exhibit A.

General

      The purpose of the Incentive Plan is to further the growth and financial success of the Corporation by offering performance incentives to designated executives who have significant responsibility for such success. The Incentive Plan will be administered by the Compensation Committee or other committee designated by the Board (the “Committee”), subject to the Committee’s right to delegate to the Chief Executive Officer and others responsibility for administration of the Incentive Plan as it relates to participants other than named executive officers. Persons eligible to participate in the Incentive Plan are the executive officers and other executives of the Corporation, its subsidiaries, or its business units who are in management positions designated as eligible for participation by the Committee or its designee. Currently, 16 individuals have been designated as eligible for participation for fiscal year 2003.

      The Incentive Plan may be amended, suspended, or terminated by the Committee at any time, subject to ratification by the Board and to the consent of each participant whose rights with respect to an approved award would be adversely affected. Unless terminated, the Incentive Plan will remain in effect until awards thereunder are paid for the Corporation’s fiscal year ending in 2007.

Awards Under the Incentive Plan

      Prior to, or as soon as practical after, the commencement of each fiscal year, the Committee will establish plan rules for that year with respect to the following matters: (a) employees who are eligible to participate; (b) performance targets and the measurement criteria for determining the level of achievement of the performance targets; (c) the percentage of a participant’s base salary which may be paid as an incentive award at specified levels of achievement of the performance targets; and (d) the times and conditions subject to which any incentive award may become payable. Performance criteria for named executive officers will include one or more criteria relating to the Corporation, its subsidiaries, or business units, as set forth in Appendix A to the Incentive Plan, including, but not limited to: net income, earnings per share, return on equity, return on assets or net assets, adjusted pre-tax profit, change in price of shares of the Corporation’s stock, total return to stockholders, cashflow, and cashflow return on investment. The Committee may establish other performance criteria for participants who are not named executive officers. The maximum incentive award payable to a participant in any year will be $1.5 million. Plan rules established each year by the Committee will be submitted to the Board of Directors for ratification.

      After the end of each fiscal year, the Committee will certify the extent to which the performance criteria have been achieved for that year. In measuring performance, the Committee may adjust the Corporation’s financial results to exclude the effect of unusual charges, income items, or other events which distort year-to-year comparisons of results. With respect to named executive officers, the Committee shall exclude such items with the effect of increasing achievement of performance criteria if such items constitute “extraordinary” or “unusual” events or items under generally accepted accounting principles and all such events or items shall be excluded. The Committee will also make adjustments to eliminate the effect of unanticipated changes in the tax laws and regulations.

      Incentive awards shall be approved by the Committee, subject to ratification by the Board, based on the plan rules then in effect and the achievement of performance criteria as certified by the Committee. Any award may be decreased, at the Committee’s discretion, based on such factors as the Committee may determine, including the failure of the Corporation or an operating unit to meet additional performance goals or the failure of the participant to meet personal performance goals. The Committee may in its discretion grant awards to deserving participants, except those who are named executive officers, notwithstanding levels of achievement of performance criteria.

      Awards will generally be made in lump sum cash payments, unless the Committee specifies otherwise at the beginning of the year. Payment will be made as soon as practicable after determination of the awards, subject to deferral as provided by other plans of the Corporation.

      A partial incentive award may be authorized by the Committee for a participant who is terminated without cause or who retires, dies, or becomes permanently and totally disabled. Otherwise, no award will be paid to a participant who is not an active employee of the Corporation, an operating unit, or an affiliate at the end of the fiscal year to which the award relates.

Changes in Control

      Upon the occurrence of a Change in Control (generally defined as set forth on page 14 hereof under the heading “Employment Contracts, Severance Arrangements, and Other Agreements”), unless a participant otherwise elects in writing, the participant’s incentive award for that year will be deemed to have been fully earned for the year, with performance at the target level and with no reductions for other factors. In that case, within thirty days after the effective date of the Change in Control, the participant will be paid in cash a pro rata portion of the award based on the number of days within the fiscal year that elapsed as of the effective date of the Change in Control.

Federal Tax Consequences

      An award under the Incentive Plan, to the extent not deferred, will constitute taxable ordinary income to the participant. Generally, the Corporation will be entitled to a corresponding deduction.

      Section 162(m) of the Internal Revenue Code limits to $1 million the amount of compensation that may be deducted in any tax year with respect to a named executive officer, with an exception for certain performance-based compensation. The Incentive Plan is designed, and is to be administered, to qualify payments to named executive officers for that performance-based exception.

New Plan Benefits

Acuity Brands, Inc.

Management Compensation and Incentive Plan

	Dollar Value ($)(1)

Name and Position	Target (100%)	Maximum (200%)	Number of Units

James S. Balloun	510,000	1,020,000	N/ A
Chairman of the Board, President
and Chief Executive Officer
John K. Morgan	187,500	375,000	N/ A
Sr. Executive Vice President
and Chief Operating Officer
Vernon J. Nagel	178,600	357,200	N/ A
Executive Vice President
and Chief Financial Officer
James H. Heagle	175,000	350,000	N/ A
Executive Vice President, Acuity
Brands, Inc.; President and Chief
Executive Officer, Acuity Specialty
Products Group, Inc.
Kenneth W. Honeycutt, Jr.	175,000	350,000	N/ A
Executive Vice President, Acuity
Brands, Inc.; President and Chief
Executive Officer, Acuity Lighting
Group, Inc.
Executive Group	1,507,350	3,014,700	N/ A
Non-Executive Director Group	N/ A	N/ A	N/ A
Non-Executive Officer Employee Group	349,295	698,590	N/ A

(1)	The dollar value of awards is estimated based on current salaries of participants.

      THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR ITEM 2, APPROVAL OF THE AMENDED MANAGEMENT COMPENSATION AND INCENTIVE PLAN. Approval requires the affirmative vote of a majority of the shares represented at the meeting which are entitled to vote thereon. In the event the Incentive Plan is not approved by the Corporation’s stockholders, the Board will take such action with respect to incentive awards as it considers to be in the best interests of the Corporation, consistent with the compensation policies set forth in the Report of the Compensation Committee on page 15 hereof.

OTHER MATTERS

      The Board of Directors knows of no other business to be transacted, but if any other matters do come before the meeting, the persons named as proxies in the accompanying proxy, or their substitutes, will vote or act with respect to them in accordance with their best judgment.

NEXT ANNUAL MEETING — STOCKHOLDER PROPOSALS

      If a stockholder wishes to have a proposal considered for inclusion in the Corporation’s proxy solicitation materials in connection with the next annual meeting of stockholders, the proposal must comply with the Securities and Exchange Commission’s proxy rules, be stated in writing, and be submitted on or before July 15, 2003, to the Corporation at its principal executive offices at 1170 Peachtree Street, NE, Suite 2400, Atlanta, Georgia 30309, Attention: Helen D. Haines, Vice President and Secretary. All such proposals should be sent by certified mail, return receipt requested.

      The Corporation’s By-laws establish an advance notice procedure for stockholder proposals to be brought before any annual meeting of stockholders and for nominations by stockholders of candidates for election as directors at an annual meeting. Subject to any other applicable requirements, including, without limitation, Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), nominations of persons for election to the board of directors and the proposal of business to be transacted by the stockholders may be made at an annual meeting of stockholders by any stockholder of record of the Corporation who was a stockholder of record at the time of the giving of notice for the annual meeting, who is entitled to vote at the meeting and who has complied with the Corporation’s notice procedures.

      For nominations or other business to be properly brought before an annual meeting by a stockholder, (i) the stockholder must have given timely notice in writing to the Corporation’s secretary, (ii) such business must be a proper matter for stockholder action under the Delaware General Corporation Law, (iii) if the stockholder, or the beneficial owner on whose behalf any such proposal or nomination is made, has provided the Corporation with a Solicitation Notice (as defined below), such stockholder or beneficial owner must, in the case of a proposal, have delivered a proxy statement and form of proxy to holders of at least the percentage of the Corporation’s voting shares required under applicable law to carry any such proposal, or, in the case of a nomination or nominations, have delivered a proxy statement and form of proxy to holders of a percentage of the Corporation’s voting shares reasonably believed by such stockholder or beneficial holder to be sufficient to elect the nominee or nominees proposed to be nominated by such stockholder, and must, in either case, have included in such materials the Solicitation Notice and (iv) if no Solicitation Notice relating to the proposal has been timely provided, the stockholder or beneficial owner proposing such business or nomination must not have solicited a number of proxies sufficient to have required the delivery of such a Solicitation Notice.

      To be timely, a stockholder’s notice must be delivered to the Corporation’s secretary at the principal executive offices of the Corporation not less than 45 or more than 75 days prior to the first anniversary (the “Anniversary”) of the date on which the Corporation first mailed its proxy materials for the preceding year’s annual meeting of stockholders. However, if the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be so delivered not later than the close of business on the later of (i) the 90th day prior to such annual meeting or (ii) the 10th day following the day on which public announcement of the date of such meeting is first made.

      A stockholder’s notice must set forth (i) as to each person whom the stockholder proposes to nominate for election or reelection as a director all information relating to such person as would be required to be disclosed in solicitations of proxies for the election of such nominees as directors pursuant to Regulation 14A under the Exchange Act and such person’s written consent to serve as a director if elected; (ii) as to any other business that the stockholder proposes to bring before the meeting, a brief description of such business, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; (iii) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (A) the name and address of such stockholder, as they appear on the Corporation’s books, and of such beneficial owner, (B) the class and number of shares of the Corporation that are owned beneficially and of record by such stockholder and such beneficial owner, and (C) whether either such stockholder or beneficial owner intends to deliver a proxy statement and form of proxy to holders of, in the case of a proposal, at least the percentage of the Corporation’s voting shares required under applicable law to carry the proposal or, in the case of a nomination or nominations, a sufficient number of holders of the Corporation’s voting shares to elect such nominee or nominees (an affirmative statement of such intent, a “Solicitation Notice”).

      In the event that the number of directors to be elected to the board of directors is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased board of directors made by the Corporation at least 55 days prior to the Anniversary, a stockholder’s notice required by the Corporation’s By-laws also will be considered timely, but only with respect to nominees for any new positions created by such increase, if it is delivered to the secretary at the principal executive offices of the Corporation not later than the close of business on the 10th day following the day on which such public announcement is first made by the Corporation.

      The preceding five paragraphs are intended to summarize the applicable By-laws of the Corporation. These summaries are qualified in their entirety by reference to those By-laws.

      THE CORPORATION’S ANNUAL REPORT TO STOCKHOLDERS, WHICH INCLUDES THE ANNUAL REPORT ON FORM 10-K FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, ACCOMPANIES THIS PROXY STATEMENT.

By order of the Board of Directors,

HELEN D. HAINES
Vice President and Secretary

APPENDIX A

EXCERPT FROM:

ACUITY BRANDS, INC.

STATEMENT OF
COMPOSITION AND RESPONSIBILITIES
OF COMMITTEES OF
THE BOARD OF DIRECTORS

      The committees of the Board of Directors shall be designated as provided in the By-Laws of the Corporation and shall conduct meetings and other activities in accordance with the rules and procedures set forth in the Corporation’s By-Laws and the Statement of Rules and Procedures of Committees of the Board of Directors. The committees of the Board of Directors shall be organized and shall have responsibilities and duties as set forth below. Each committee is delegated such authority and powers as may be necessary or appropriate to fulfill such responsibilities and perform such duties. However, such authority and powers shall not extend to authorizing action proposed to be taken by or on behalf of the Corporation except for (a) the Executive Committee, to the full extent of its authority and powers and (b) each other committee, to the extent it is expressly empowered hereinbelow to approve any such action. Each committee shall report to the Board concerning its activities and, within the areas of the Corporation’s affairs for which it is responsible, shall make such recommendations to the Board and to Management as it considers appropriate.

* * * *

Audit Committee

      Audit Committee members shall meet the requirements of the New York Stock Exchange, the Securities and Exchange Commission, and applicable federal and state legislation and regulations. The Audit Committee shall consist of not less than three directors, none of whom shall be employees of the Corporation and each of whom shall be independent of Management and free from any relationship that would interfere with his or her exercise of independent judgment as a member of the Committee. In satisfaction of the expertise requirements of the New York Stock Exchange, (1) all members of the Committee shall have a basic understanding of finance and accounting and be able to read and understand fundamental financial statements and (2) at least one member of the Committee shall have accounting or related financial management expertise, in each case as such qualification is interpreted in the business judgment of the Board of Directors.

      The authority and powers of the Audit Committee shall include, without limitation, the authority to engage legal counsel and other advisors at the Corporation’s expense.

      The Committee shall meet at least four times annually, or more frequently as circumstances dictate. The Committee shall meet privately in executive session at each meeting of the Committee with Management, the chief internal auditor, the independent auditors, and as a committee to discuss any matters that the Committee or each of these groups believe should be discussed. The Committee shall communicate with Management and the independent auditors quarterly, as needed, to review the Corporation’s financial statements and significant findings based upon the independent auditors’ limited review procedures. In performing its responsibilities of monitoring the auditing, internal control, and financial reporting of the Corporation, the Committee shall:

(1) Retain independent auditors for the Corporation, review and oversee the independence and performance of the independent auditors, and discharge such auditors when deemed necessary or desirable;

(2) Review with the independent auditors their fees and plans for all auditing services, including: scope, staffing, locations, reliance upon management and the internal auditors, and general audit approach;

(3) Pre-approve all auditing services and non-audit services provided to the Corporation by its independent auditors in accordance with Section 10A of the Securities Exchange Act of 1934;

(4) Request and review the independent auditors’ periodic formal written statement delineating all relationships between the independent auditors and the Corporation, discuss with the independent auditors any disclosed relationships or services that may impact the objectivity and independence of the auditors, and recommend that the Board of Directors take appropriate action in response to the auditors’ report to satisfy itself of such auditors’ independence;

(5) Review such accounting and financial matters (including, without limitation, press releases and annual and quarterly public filings prior to filing or distribution) as may be required by the Securities and Exchange Commission or requested by Management;

(6) Review with the independent auditors the quality and integrity of the Corporation’s financial reporting processes and the adequacy and effectiveness of the Corporation’s system of internal control, and satisfy itself that the internal auditing staff is protected from undue pressures and is provided with as much independence as is necessary to work in compliance with recognized standards of internal auditing;

(7) Assure Management’s full cooperation with the independent auditors and review the results of the audits conducted by the independent auditors, and in conjunction therewith (a) review the quality of the accounting policies of the Corporation, (b) review proposed changes in the accounting policies of the Corporation that have or may have a material impact on the Corporation’s financial reports, and (c) review differences of opinion, if any, between the independent auditors and Management;

(8) Provide both the independent and the internal auditors with access to the Board of Directors, including access without Management representatives present;

(9) Review with outside counsel internal controls and policies which assure adherence to proper standards of business conduct and compliance with conflict of interest policies and applicable laws and regulations, and review possible exposures to contingent liabilities;

(10) Review investment guidelines governing the Corporation’s investment portfolios;

(11) Review matters that could have significant financial reporting implications for the Corporation, such as tax issues, litigation, and regulatory matters, and conduct such investigations into matters within the general scope of its responsibilities as it may deem appropriate from time to time or as may be referred to it by the Board;

(12) Prepare annually a report to shareholders, as required by the Securities and Exchange Commission, for inclusion in the Corporation’s annual proxy statement;

(13) Periodically perform self-assessment of Audit Committee performance; and

(14) Review and reassess the adequacy of this charter at least annually, submit the charter to the Board of Directors for approval, and publish the charter at least every three years in accordance with regulations of the Securities and Exchange Commission.

* * * *

EXHIBIT A

ACUITY BRANDS, INC.

MANAGEMENT COMPENSATION AND INCENTIVE PLAN

Effective as of November 30, 2001
Amended effective as of September 1, 2002

1.     Establishment and Effective Date of Plan

      Acuity Brands, Inc. (the “Corporation”) hereby adopts the Acuity Brands, Inc. Management Compensation and Incentive Plan (the “Plan”) for its executive officers and certain other executives of the Corporation, its Subsidiaries and Business Units who are in management positions designated as eligible for participation by the Compensation Committee of the Board of Directors of the Corporation or such other committee appointed by the Board (the “Committee”) or its designee. The Plan shall be effective on November 30, 2001 and shall remain in effect, subject to the rights of amendment and termination in Section 13, until the Incentive Awards are paid for the Corporation’s fiscal year ending in 2007. Payments under the Plan shall only be made to Named Executive Officers after the Plan is approved by the stockholder(s) of the Corporation.

2.     Purpose of the Plan

      The purpose of the Plan is to further the growth and financial success of the Corporation by offering performance incentives to designated executives who have significant responsibility for such success.

3.     Definitions

      (a) “Base Annual Salary” means the actual salary paid to a Participant during the applicable Plan Year, increased by the amount of any pre-tax deferrals or other pre-tax payments made by the Participant to the Corporation’s deferred compensation or welfare plans (whether qualified or non-qualified).

      (b) “Board of Directors” means the Board of Directors of the Corporation.

      (c) “Business Unit” means a separate business operating unit of the Corporation with respect to which separate performance goals are established hereunder.

      (d) “Change in Control” means any of the following events:

(i) The acquisition (other than from the Corporation) by any “Person” [as the term person is used for purposes of Sections 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)] of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of twenty percent (20%) or more of the combined voting power of the Corporation’s then outstanding voting securities; or

(ii) The individuals who, as of December 1, 2001, are members of the Board of Directors (the “Incumbent Board”), cease for any reason to constitute at least two-thirds of the Board of Directors; provided, however, that if the election, or nomination for election by the Corporation’s stockholders, of any new director was approved by a vote of at, least two-thirds of the Incumbent Board, such new director shall, for purposes of this Plan, be considered as a member of the Incumbent Board; or

(iii) a merger or consolidation involving the Corporation if the stockholders of the Corporation, immediately before such merger or consolidation do not, as a result of such merger or consolidation, own, directly or indirectly, more than seventy percent (70%) of the combined voting power of the then outstanding voting securities of the corporation resulting from such merger or consolidation in substantially the same proportion as their ownership of the combined voting power of the voting securities of the Corporation outstanding immediately before such merger or consolidation; or

(iv) a complete liquidation or dissolution of the Corporation or an agreement for the sale or other disposition of all or substantially all of the assets of the Corporation.

      Notwithstanding the foregoing, a Change in Control shall not be deemed to occur pursuant to subsection (i) above, solely because twenty percent (20%) or more of the combined voting power of the Corporation’s then outstanding securities is acquired by (i) a trustee or other fiduciary holding securities under one or more employee benefit plans maintained by the Corporation or any of its Subsidiaries, or (ii) any corporation which, immediately prior to such acquisition, is owned directly or indirectly by the stockholders of the Corporation in the same proportion as their ownership of stock in the Corporation immediately prior to such acquisition.

      (e) “Chief Executive Officer” means the chief executive officer of the Corporation, unless otherwise specified.

      (f) “Code” means the Internal Revenue Code of 1986, as amended.

      (g) “Committee” means the Compensation Committee of the Board of Directors or any other committee designated by the Board of Directors which is responsible for administering the Plan.

      (h) “Corporation” means Acuity Brands, Inc. and its successors.

      (i) “Incentive Award” or “Award” means the bonus awarded to a Participant under the terms of the Plan.

      (j) “Maximum Award” means the maximum percentage of Base Annual Salary which may be paid based upon the Relative Performance during the Plan Year.

      (k) “Named Executive Officer” means a Participant who as of the date of payment of an Incentive Award is one of the group of “covered employees” under Code Section 162(m) and the regulations thereunder.

      (l) “Participant” means an employee of the Corporation, a Subsidiary or a Business Unit who is designated by the Committee to participate in the Plan.

      (m) “Personal Performance Goals” means the goals established for each Participant each year to improve the effectiveness of the Participant’s area of responsibility as well as the Corporation as a whole.

      (n) “Plan Rules” means the guidelines established annually by the Committee pursuant to Section 4, subject to ratification by the Board of Directors.

      (o) “Plan Year” means the twelve month period which is the same as the Corporation’s fiscal year. The initial Plan Year shall be December 1, 2001 through August 31, 2002. Thereafter, the Plan Year shall be September 1 through the next following August 31.

      (p) “Relative Performance” means the extent to which the Corporation, designated Business Unit or Subsidiary, as applicable, achieves the performance measurement criteria set forth in the Plan Rules.

      (q) “Subsidiary” means any corporation in an unbroken chain of corporations, beginning with the Corporation, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

      (r) “Target Award” means the percentage (which may vary among Participants and from Plan Year to Plan Year) of Base Annual Salary which will be paid to a Participant as an Incentive Award if the performance measurement criteria applicable to the Participant for the Plan Year is achieved, as reflected in the Plan Rules for such Plan Year.

      (s) “Threshold Award” means the percentage of Base Annual Salary which may be paid based on the minimum acceptable Relative Performance during the Plan Year.

4.     Administration of the Plan

      The Plan will be administered by the Committee, subject to its right to delegate responsibility for administration of the Plan as it applies to Participants other than Named Executive Officers pursuant to

Section 7. The Committee will have authority to establish Plan Rules with respect to the following matters, subject to the right of the Board of Directors to ratify such Plan Rules:

      (a) the employees who are to become Participants in the Plan;

      (b) the Target Award, Maximum Award and Threshold Award that can be granted to each Participant and the method for determining such award, which the Committee may amend from time to time;

      (c) Performance targets and the measurement criteria to be used in determining the Corporation’s or a Business Unit’s or a Subsidiary’s Relative Performance, which will include one or more of the performance measures listed on Appendix A attached hereto, as determined by the Committee each year; and

      (d) the time or times and the conditions subject to which any Incentive Award may become payable.

      The Plan Rules will be adopted by the Committee prior to, or as soon as practical after, the commencement of each Plan Year. Subject to the provisions of the Plan and the Committee’s right to delegate its responsibilities, the Committee will also have the discretionary authority to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to it, and to make all other determinations deemed necessary or advisable in administering the Plan. The determinations of the Committee on the matters referred to in paragraphs (a) through (d) of this Section 4 shall be submitted at least annually to the Board of Directors for its consideration and ratification. For Participants who are not Named Executive Officers, the Committee may in its discretion establish performance measures not listed on Appendix A without obtaining shareholder approval.

5.     Participation

      Eligibility for participation in the Plan is limited to executive officers of the Corporation and certain other executives of the Corporation, Business Units or Subsidiaries who hold key management and staff positions. From among those eligible and based upon the recommendations of the Chief Executive Officer and other designees, the Committee will designate by name or position the Participants each Plan Year. Any employee who is a Participant in one Plan Year may be excluded from participation in any other Plan Year. If, during the Plan Year, a Participant other than a Named Executive Officer changes employment positions to a new position which corresponds to a different award level, the Committee may, in its discretion, adjust the Participant’s award level for such Plan Year. The Committee may, in its discretion, designate employees who are hired after the beginning of the Plan Year as Participants for such Plan Year and as eligible to receive full or partial Incentive Awards for such year.

6.     Incentive Awards

        6.1 Determination of the Amount of Incentive Awards

At the end of each Plan Year, the Committee shall certify the extent to which the performance targets and measurement criteria established pursuant to Section 4 have been achieved for such Plan Year based upon information prepared by the Corporation’s finance department. Subject to the right to decrease an award as described in the next paragraph, the Participant’s Incentive Award shall be computed by the Committee based upon the achievement of the established performance targets, measurement criteria and the requirements of the Plan. In addition to any adjustments provided for in the Incentive Award, the Committee may in determining whether performance targets have been met adjust the Corporation’s financial results to exclude the effect of unusual charges or income items, changes in accounting, or other events (such as acquisitions, divestitures and equity and other restructurings), which are distortive of results year over year (either on a segment or consolidated basis); provided, that for purposes of determining the Incentive Awards of Named Executive Officers, the Committee shall exclude unusual items whose exclusion has the effect of increasing Relative Performance if such items constitute “extraordinary” or “unusual” events or items under generally accepted accounting principles and all such events or items shall be excluded. In addition, the Committee will adjust its calculations to exclude the unanticipated effect on financial results of changes in the Code or other tax laws, or the regulations relating thereto.

The Committee may, in its discretion, decrease the amount of a Participant’s Incentive Award for a Plan Year based upon such factors as it may determine, including the failure of the Corporation, Business Unit or Subsidiary to meet certain performance goals or of a Participant to meet his Personal Performance Goals. The factors to be used in reducing an Incentive Award may be established at the beginning of a Plan Year and may vary among Participants.

In the event that the Corporation’s, Business Unit’s or Subsidiary’s performance is below the performance thresholds for the Plan Year and the Incentive Awards are reduced or cancelled, the Committee may in its discretion grant Incentive Awards to deserving Participants, except for Participants who are Named Executive Officers.

The Plan Rules and Incentive Awards under the Plan shall be administered in a manner to qualify payments under the Plan to the Named Executive Officers for the performance-based exception under Code Section 162(m) and the regulations thereunder, except where the Board of Directors determines such compliance is not necessary. The maximum Incentive Award that may be paid to an individual Participant for a Plan Year shall be $1.5 million.

6.2 Eligibility for Payment of Incentive Award

No Participant will have any vested right to receive any Incentive Award until such date as the Board of Directors has ratified the Committee’s determination with respect to the payment of individual Incentive Awards, except where the Committee determines such ratification is not necessary. No Incentive Award will be paid to any Participant who is not an active employee of the Corporation, a Business Unit or a Subsidiary at the end of the Plan Year to which the Incentive Award relates; provided, however, at the discretion of the Committee or its designee (subject to ratification by the Board of Directors, where required), partial Incentive Awards may be authorized by the Committee to be paid to Participants (or their beneficiaries) who are terminated without cause or who retire, die or become permanently and totally disabled during the Plan Year. No Participant entitled to receive an Incentive Award shall have any interest in any specific asset of the Corporation, and such Participant’s rights shall be equivalent to that of a general unsecured creditor of the Corporation.

6.3 Payment of Awards

Payment of the Incentive Awards will be made as soon as practicable after their determination pursuant to Sections 6.1 and 6.2, subject to a Participant’s right to defer payment pursuant to applicable deferred compensation plans of the Corporation. Payment will generally be made in a lump sum in cash, unless the Committee otherwise determines at the beginning of the Plan Year.

7.     Delegation of Authority by Committee

      Notwithstanding the responsibilities of the Committee set forth herein, the Committee may delegate to the Chief Executive Officer or others all or any portion of its responsibility for administration of the Plan as it relates to Participants other than Named Executive Officers. Such delegation may include, without limitation, the authority to designate employees who can participate in the Plan, to establish Plan Rules, to interpret the Plan, to determine the extent to which performance criteria have been achieved, and to adjust Incentive Awards payable. In the case of each such delegation, the administrative actions of the delegate shall be subject to the approval of the person within the Corporation to whom the delegate reports (or, in the case of a delegation to the Chief Executive Officer, to the approval of the Committee).

8.     Change in Control

      Upon the occurrence of a Change in Control, unless the Participant otherwise elects in writing, the Participant’s Incentive Award for the Plan Year, determined at the Target Award level (without any reductions under Section 6.1) shall be deemed to have been fully earned for the Plan Year, provided that the Participant shall only be entitled to payment of a pro rata portion of the Incentive Award based upon the number of days within the Plan Year that had elapsed as of the effective date of the Change in Control. The

Incentive Award amount shall be paid in cash within thirty (30) days of the effective date of the Change in Control.

9.     Beneficiary

      The Committee may provide for each Participant to designate a person or persons to receive, in the event of death, any Incentive Award to which the Participant would then be entitled under Section 6.2. Such designation will be made in the manner determined by the Committee and may be revoked by the Participant in writing. If the Committee does not provide for such designation or if a Participant fails effectively to designate a beneficiary, then the estate of the Participant will be deemed to be the beneficiary.

10.     Withholding Taxes

      The Corporation shall deduct from each Incentive Award the amount of any taxes required to be withheld by any governmental authority.

11.     Employment

      Nothing in the Plan or in any Incentive Award shall confer (or be deemed to confer) upon any Participant the right to continue in the employ of the Corporation, a Business Unit or a Subsidiary, or interfere with or restrict in any way the rights of the Corporation, a Business Unit or a Subsidiary to discharge any Participant at any time for any reason whatsoever, with or without cause.

12.     Successors

      All obligations of the Corporation under the Plan with respect to Incentive Awards granted hereunder shall be binding upon any successor to the Corporation, whether such successor is the result of an acquisition of stock or assets of the Corporation, a merger, a consolidation or otherwise.

13.     Termination and Amendment of the Plan

      The Committee, subject to the ratification rights of the Board of Directors, has the right to suspend or terminate the Plan at any time, or to amend the Plan in any respect provided that no such action will, without the consent of an affected Participant, adversely affect the Participant’s rights under an Incentive Award approved under Section 6.2.

14.     Governing Law

      The Plan shall be interpreted and construed under the laws of the State of Georgia.

APPENDIX A

to

ACUITY BRANDS, INC.

MANAGEMENT COMPENSATION AND INCENTIVE PLAN

Performance Measure	General Definition

AATP Margin	AATP divided by Sales
Adjusted After-Tax Profit (AATP)	APTP minus book income taxes (reported tax rate applied to APTP)
Adjusted EBIT	EBIT excluding gain on asset sales
Adjusted Pre-Tax Profit (APTP)	Income before provision for income taxes plus interest expense plus implied interest on capitalized operating leases. The measure may include or exclude income from discontinued operations, extraordinary items, changes in accounting principles, and restructuring expense.
Capitalized Economic Profit	Economic Profit divided by a predetermined rate reflecting the cost of capital
Capitalized Entity Value	Sum of average invested capital in the business and the Capitalized Economic Profit
Capitalized Equity Value	Capitalized Entity Value minus total debt
Cashflow	Net cash provided by operating activities
Cashflow Return on Capital	Cash flow divided by average invested capital
Cashflow Return on Capitalized Entity/ Equity Value	Cashflow divided by Capitalized Value
Cashflow Return on Investment	The amount comprised of net income plus depreciation and amortization minus working capital expenditures, divided by the amount comprised of gross fixed assets plus net working capital excluding cash and debt
Change in Price of Shares	Percentage increase in per-share price, adjusted for change in capitalization
Debt	Third party debt recorded on the balance sheet
Debt Reduction	Decrease in total debt from one period to another
Earnings Before Interest and Taxes (EBIT)	Earnings minus interest and taxes
Earnings Per Share	Basic or diluted earnings per share
Economic Profit	AATP minus a charge for capital
Net Income	Net income as reported in Acuity Brands’ annual financial statements or the books and records of its segments. The measure may include or exclude income from discontinued operations, extraordinary items, changes in accounting principles, and restructuring expense.
Net Income Return on Capital	Net Income divided by average invested capital
Operating Working Capital	Net accounts receivable plus inventory minus accounts payable
Return on Assets (ROA)	Net Income divided by average total assets
Return on Equity (ROE)	Net Income divided by average stockholders’ equity
Return on Gross Investment	Sum of Net Income plus depreciation divided by sum of average invested capital plus accumulated depreciation
Return on Invested Capital	Net Income or AATP divided by average invested capital
Return on Net Assets (RONA)	Net Income, APTP, or income before taxes, divided by average net assets
Sales	Net sales of products
Sales Growth	Percentage change in Sales from year to year
Total Return to Stockholders	Percentage change in stockholder value (stock price plus reinvested dividends)

  PRINTED ON RECYCLED PAPER

Acuity Brands, Inc. encourages you to take advantage of convenient ways by which you can vote your shares. You can vote your shares electronically over the Internet or by telephone. Each method is available 24-hours a day, 7-days a week. This eliminates the need to return the proxy card.

ACUITY BRANDS, INC. 1170 PEACHTREE STREET, NE SUITE 2400 ATLANTA, GA 30309	To vote over the Internet – www.proxyvote.com
Have your proxy card ready when you access the web site. You will be prompted to enter your 12-digit Control Number which is located below. Follow the simple instructions that appear on your computer screen.

[SHAREHOLDER ADDRESS INFORMATION]	To vote using the Telephone – 1-800-690-6903
Use any touch-tone telephone! Have your proxy card ready when you call. You will be prompted to enter your 12-digit Control Number which is located below. Follow the simple recorded instructions.

To vote by Mail
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided.

The Internet and telephone voting facilities will close at 11:59 p.m. on December 18, 2002.

IF YOU HAVE VOTED OVER THE INTERNET OR BY TELEPHONE, THERE IS NO NEED FOR YOU TO MAIL BACK YOUR PROXY CARD.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED

ACUITY BRANDS, INC.

THE BOARD OF DIRECTORS RECOMMENDS VOTES FOR ITEMS 1 AND 2, AS FOLLOWS:

1.	Nominees for Director:	FOR ALL:	WITHHOLD ALL:	FOR ALL EXCEPT:	To withhold authority to vote, mark “FOR ALL EXCEPT” and write the nominee’s number on the line below.
(01) Peter C. Browning
	(02) Earnest W. Deavenport, Jr.	☐	☐	☐
(03) Ray M. Robinson

2.	To Approve the Amended Acuity Brands, Inc. Management Compensation and	FOR:	AGAINST:	ABSTAIN:
	Incentive Plan	☐	☐	☐

UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR ITEMS 1 AND 2

For address changes and/or comments, please check this box and write them on the back where indicated.	☐

Please sign below, exactly as name or names appear on this proxy. When signing as attorney, executor, administrator, trustee, custodian, guardian or corporate officer, give full title. If more than one trustee, all should sign.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

ANNUAL MEETING DIRECTIONS AND PARKING INFORMATION
RENAISSANCE WAVERLY HOTEL, CHAMBERS AMPHITHEATRE
1:00 p.m., December 19, 2002

     Parking for stockholders attending the Annual Meeting will be available in the Renaissance Waverly Hotel parking lot on Galleria Parkway at the back of Cobb Galleria Centre and in any lot within Cobb Galleria Centre. There is easy access to the Chambers Amphitheatre from the main entrance of the hotel.

DIRECTIONS TO THE RENAISSANCE WAVERLY HOTEL:

TRAVELING WEST ON I-20: Take Exit #67B (I-285 NORTH). Proceed to Exit #20 (I-75 NORTH / SOUTH Highway 41 Cobb Parkway) (NOTE: Do not take Highway 75, go straight to Highway 41 / Cobb Parkway). Get in the far left-hand lane to turn LEFT onto Cobb Parkway. Turn LEFT at the second traffic light. Follow the road about 1/4 of a mile and the Hotel will be on your RIGHT.	TRAVELING NORTH ON I-75: Take Exit #259B (I-285 WEST) Cobb Parkway /Highway 41 exit. Do not take I-285 West, follow signs to Cobb Parkway. Get in the far left-hand lane to turn LEFT onto Cobb Parkway. Turn LEFT at the second traffic light. Follow the road about 1/4 of a mile and the Hotel will be on your RIGHT.

TRAVELING EAST ON I-20: Take Exit #51B (I-285 NORTH). Proceed to Exit #19 (Cobb Parkway / Highway 41) then turn RIGHT onto Cobb Parkway. Turn LEFT at the first traffic light. Follow the road about 1/4 of a mile and the Hotel will be on your RIGHT.

TRAVELING SOUTH ON I-75: Take Exit #259. Follow the signs for I-285 WEST. Proceed to the Cobb Parkway /Highway 41 exit before merging into I-285 WEST. Get in the far left-hand land to turn LEFT onto Cobb Parkway. Turn LEFT at the second traffic light. Follow the road about 1/4 of a mile and the Hotel will be on your RIGHT.	(MAP)

TRAVELING SOUTH ON I-85: Take Exit #95 (I-285 WEST). Proceed to Exit #20 (I-75 NORTH / SOUTH Highway 41 Cobb Parkway) (NOTE: Do not take Highway 75, go straight to Highway 41 / Cobb Parkway). Get in the far left-hand lane to turn LEFT onto Cobb Parkway. Turn LEFT at the second traffic light. Follow the road about 1/4 of a mile and the Hotel will be on your RIGHT.

PROXY

ACUITY BRANDS, INC.
ANNUAL STOCKHOLDERS MEETING DECEMBER 19, 2002
PROXY SOLICITED BY THE BOARD OF DIRECTORS

     The undersigned does hereby appoint JAMES S. BALLOUN, KENYON W. MURPHY and HELEN D. HAINES, and each of them, proxies of the undersigned with full power of substitution in each of them to vote at the annual meeting of stockholders of the Corporation to be held on December 19, 2002 at 1:00 p.m., and at any and all adjournments thereof, with respect to all shares which the undersigned would be entitled to vote, and with all powers which the undersigned would possess if personally present, as follows on the reverse, and in their discretion upon all other matters brought before the meeting.

PLEASE PROVIDE A CHANGE OF ADDRESS OR COMMENTS BELOW:

(If you noted any comments or address changes above, please mark box on the reverse side.)

IF VOTING BY MAIL, PLEASE MARK, DATE AND SIGN ON REVERSE AND RETURN
PROMPTLY IN THE ENCLOSED ENVELOPE.